Exhibit 99.1

Heron Therapeutics Announces Settlement with Mylan Related to CINVANTI® and APONVIE® Patent Litigations

— Company Grants Mylan a License to Market Generic CINVANTI® and APONVIE® Beginning in June 2032 —

CARY, May 6, 2025 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company, today announced that the Company entered into a settlement agreement with Mylan Pharmaceuticals, Inc. (“Mylan”), a Viatris Inc. company, to resolve the ongoing patent litigations between the parties in the U.S. District Court for the District of Delaware related to CINVANTI® (aprepitant) injectable emulsion and APONVIE® (aprepitant) injectable emulsion. Pursuant to the terms of the settlement agreement, the Company has granted Mylan a license under the Orange Book-listed patents for CINVANTI® and APONVIE® (the “Heron Patents”), to market generic versions of CINVANTI® and APONVIE® in the United States beginning June 1, 2032, or earlier under certain customary circumstances.

These patent litigations were initiated by the Company in September 2023 and January 2024 in response to Mylan’s abbreviated new drug applications seeking United States Food and Drug Administration approval of generic versions of CINVANTI® and APONVIE®, respectively, in the United States prior to the expiration of the Heron Patents in 2035. In connection with the settlement, the Company and Mylan will file a proposed Stipulation and Order of Dismissal with the U.S. District Court for the District of Delaware requesting that the Court dismiss the pending litigations between the parties.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. Therefore, you should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.
iduarte@herontx.com
858-251-4400